February 21, 2018
United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C.  20549

Re: Brisset Beer International, Inc
Ladies and Gentleman:
We have read the statements under item 4.01 Changes In Registrant's Certifying Accountants in the Current Report on Form 8-K dated February 21, 2018, of Brisset Beer International, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements there, insofar as it pertains to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

BF Borgers CPA PC
Certified Public Accountants
Lakewood, CO